EXHIBIT 10.2

*	Confidential Treatment has been requested for the marked portions of this exhibit pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.

Execution VersionCONFIDENTIAL

TERMINATION AGREEMENT

This Termination Agreement (the “Agreement”) is made and entered into as of the 24th day of April, 2015 (the “Closing Date”), by and between OncoGenex Technologies, Inc. (“OGX”) and Teva Pharmaceutical Industries Ltd. (“Teva”). OGX and Teva are referred to herein collectively as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, the Parties entered into a Collaboration and License Agreement dated December 20, 2009, as amended by the Parties on March 1, 2012 (as amended the “Collaboration and License Agreement”); and

WHEREAS, OGX wishes to continue certain research and development activities related to the Licensed Compound and/or the Licensed Product (each as defined in the Collaboration and License Agreement) and, as described in Section 1(A) below, Teva has agreed to pay to OGX a certain amount as advanced reimbursement for such activities and in consideration of the releases and other agreements set forth herein; and

WHEREAS, after good faith and arm’s length negotiations, on December 29, 2014, the Parties entered into an agreement whereby they agreed to terminate the Collaboration and License Agreement according to the terms set forth therein (the “December 29 Agreement”); and

WHEREAS, after good faith and arm’s length negotiations, and as contemplated by the December 29 Agreement, the Parties desire to further effectuate and document the termination of the Collaboration and License Agreement and settle fully and finally any potential or actual claims or disputes that they may have or had against the other in connection with the Collaboration and License Agreement, without any admission of wrongdoing or liability by either Party, and on the terms set forth below; and

WHEREAS, capitalized terms that are not defined in this Agreement shall have the meanings ascribed to them in the Collaboration and License Agreement;

NOW, THEREFORE, in consideration of the respective covenants, undertakings, representations, warranties and conditions set forth in this Agreement, and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, intending to be legally bound hereby, the Parties agree to the following.

Execution VersionCONFIDENTIAL

TERMS OF AGREEMENT

1.Payment.

(A)In full and final settlement of the Released Claims (as hereinafter defined) and in consideration of the releases and other agreements set forth herein, upon execution of this Agreement, OGX shall be entitled to an amount equal to Twenty-Seven Million U.S. Dollars (USD $27,000,000) (the “Advanced Reimbursement Amount”), as advanced reimbursement for certain continuing research and development activities related to the Licensed Compound and/or the Licensed Product; provided that Teva shall deduct from the Advanced Reimbursement Amount Three Million, Eight Hundred and Twenty-Two Thousand, Nine Hundred and Forty U.S. Dollars (USD $3,822,940), which is the sum of the following amounts:

i.Any and all third-party expenses incurred and paid, or invoiced and to be paid, by Teva related to the Licensed Compound and/or the Licensed Product between January 1, 2015 and the Closing Date for which OGX is responsible pursuant to Section 4 below; provided that Teva presented such expenses to OGX for approval in advance of payment and such expenses were not the subject of any reasonable and unresolved objection by OGX. For the avoidance of doubt, nothing in this Section 1(A)(i) shall alter the rights and obligations of the Parties with respect to expenses incurred on or after January 1, 2015 as set forth in Section 4(E). For further clarity, in no event shall Teva be entitled to any payment or reimbursement for internal costs (whether on a full time equivalent (“FTE”) basis or otherwise) hereunder except as expressly set forth in Sections 3(B)(v)-(vi) and 5(D)-(E); and

ii.Any and all third-party expenses (including outside counsel costs and fees) for prosecution and maintenance of the Assigned Patents and the OGX Patents (each as hereinafter defined) incurred and paid, or invoiced and to be paid, by Teva between January 1, 2015 and the Closing Date, provided that Teva delivers to OGX documentation reasonably evidencing such expenses. Notwithstanding anything in this Section 1(A)(ii), OGX shall not be responsible for any costs associated with the Abandoned Patents between January 1, 2015 and the Closing Date; and

iii.The OGX Hold-Back Amount as set forth in Section 3(A) below. The amount resulting from the deduction of the expenses set forth in subsections 1(A)(i) –(iii) from the Advanced Reimbursement Amount shall be referred to as the “Net Advanced Reimbursement Amount.” For the avoidance of doubt, Teva is obligated to and shall pay to the applicable third party any third-party expenses for which amounts are deducted pursuant to this Section 1(A).

(B)Teva shall pay the Net Advanced Reimbursement Amount by wire transfer as follows:

DESTINATION BANK:[*]

*Confidential Treatment Requested.

Execution VersionCONFIDENTIAL

INTERMEDIARY BANK:[*]

[*]

(C)[*] any taxes from the Advanced Reimbursement Amount.

(D)Any amounts due to Teva under this Agreement which are not deducted from the Advanced Reimbursement Amount pursuant to Section 1(A) or paid through the OGX Hold Back Amount (as hereinafter defined) shall be paid by OGX to Teva within [*] of the date when Teva provides documentation of such amounts to OGX.

2.	Termination of the Collaboration and License Agreement.

(A)Upon the completion of the wire transfer of the Net Advanced Reimbursement Amount into OGX’s account as described above (the “Funding”), the releases set forth below shall become automatically effective without the requirement of further action by either Party.

(B)Upon the Funding, the Collaboration and License Agreement and all obligations of the Parties thereunder shall be deemed fully terminated, discharged, bought out, extinguished, paid, commuted, released and satisfied in full. The Parties reserve no claims, rights or benefits against each other under the Collaboration and License Agreement with respect to any past, present or future claims and each Party shall be freed from any and all claims that have been, or could be, made under the Collaboration and License Agreement, except as expressly provided in Section 9 below. Without limiting the foregoing, upon the Funding, (i) all rights and licenses granted or assigned by OGX to Teva under the Collaboration and License Agreement shall immediately cease and terminate and revert exclusively to OGX with no rights retained by Teva for any purposes whatsoever and (ii) Teva shall have no further responsibilities or rights under the Collaboration and License Agreement with respect to the development, commercialization or other activities respecting the Licensed Compound and/or Licensed Product, including the ENSPIRIT and AFFINITY studies, except as expressly provided in this Agreement.

3.	Hold-Back for Post-Closing Expense Reimbursement.

(A)A hold-back amount of Three Million U.S. Dollars (USD $3,000,000) (the “OGX Hold-Back Amount”) shall be deducted from the Advanced Reimbursement Amount as set forth in Section 1(A)(iii) and held by Teva for the payment of amounts incurred and/or paid by Teva after the Closing Date in accordance with Section 3(B) below, and in all cases subject to OGX’s rights described in Section 3(C) below. The OGX Hold-Back Amount shall not be the exclusive source of payments to Teva to the extent such payments are due to Teva under this Agreement. To the extent that the OGX Hold-Back Amount contains insufficient funds to satisfy any amounts owing from OGX to Teva pursuant to the terms of this Agreement, then OGX shall pay to Teva the amount representing the difference between the amount owing by OGX and the remaining OGX Hold-Back Amount. Teva shall

*Confidential Treatment Requested.

Execution VersionCONFIDENTIAL

pay to OGX (i) one half of the then remaining OGX Hold-Back Amount six (6) months after the Closing Date, (ii) one half of the then remaining OGX Hold-Back Amount nine (9) months after the Closing Date, and (iii) the entire then remaining OGX Hold-Back Amount twelve (12) months after the Closing Date. For clarity, as it relates to items (i) – (iii) above, amounts incurred in accordance with Section 3(B) which Teva claims in good faith should be paid to Teva from the OGX Hold-Back Amount, but have not yet been paid from the OGX Hold-Back Amount, shall not be deemed part of the “remaining OGX Hold-Back Amount.”

(B)After the Closing Date, the amounts set forth in subsections (i) – (viii) of this Section 3(B) shall be paid to Teva from the OGX Hold-Back Amount to the extent there are sufficient funds available. To the extent these amounts exceed the remaining OGX Hold-Back Amount, then OGX shall pay to Teva the amount representing the difference between the amount owing by OGX and the remaining OGX Hold-Back Amount. The amounts to be paid from the OGX Hold-Back Amount are as follows:

i.Any and all expenses that are subject to deduction from the Advanced Reimbursement Amount as set forth in Section 1(A)(i)-(ii), but are not deducted from the Advanced Reimbursement Amount because Teva (a) is billed for such expenses after the Closing Date, or (b) has insufficient time, despite using its reasonable best efforts, to process the invoices for such expenses prior to the Closing Date; and

ii.Any and all third-party expenses that are incurred and become due after the Closing Date pursuant to Sections 4(B) and 4(G) below under any agreements related to the Licensed Compound or the Licensed Product that OGX has asked Teva to Transfer (as such term is hereinafter defined) to OGX; and

iii.Any and all third-party expenses that are incurred and become due after the Closing Date for which OGX is responsible pursuant to Section 4(C) below under any Newly Discovered Agreements and/or Newly Discovered Exhibits (as hereinafter defined); and

iv.Any and all third-party expenses associated with the transition activities described in Section 5(A) and 5(C) below that are not billed directly to OGX; and

v.Any and all amounts charged for pharmacovigilance activities provided by Teva for OGX’s benefit during the Pharmacovigilance Transition Period and related transition costs as set forth Section 5(D) below; and

vi.Any and all amounts [*] as set forth in [*] below for the ENSPIRIT and AFFINITY studies provided by Teva for OGX’s benefit; and

vii.Any and all expenses (excluding Teva FTE expenses) associated with [*]; and

viii.Any and all amounts for which [*] pursuant to [*] below.

*Confidential Treatment Requested.

Execution VersionCONFIDENTIAL

(C)Prior to the payment to Teva of any amounts from the OGX Hold-Back Amount, OGX shall have the opportunity to review documentation of such amounts and confirm, to its reasonable satisfaction, that (i) payment is due from OGX and (ii) the relevant services or products have been provided.

4.	Third-Party Agreements and Expenses.

(A)Schedule 4(A) hereto contains a list of relevant third-party work orders and related terms and conditions for the ENSPIRIT study (the “ENSPIRIT Disclosed Agreements”). Teva represents and warrants that (i) the ENSPIRIT Disclosed Agreements listed on Schedule 4(A) are historical third-party agreements that are used for the ongoing conduct of the ENSPIRIT study, and (ii) to the best of Teva’s knowledge, OGX has been provided with copies of all such historical third-party agreements, including all exhibits, schedules, and related work orders. On the Closing Date or as soon as practicable thereafter, Teva and OGX shall enter into the Transfer Agreements that are also set forth on Schedule 4(A) in order to Transfer certain of the ENSPIRIT Disclosed Agreements to OGX. As used in this Agreement with respect to third-party agreements, work orders, and related terms and conditions, “Transfer” shall mean to (i) assign such agreement, work order, term or condition, or (ii) otherwise transfer the relevant rights and responsibilities thereunder. The Parties agree that once a third-party agreement has been Transferred, OGX shall have full authority to direct, without involvement of or notification to Teva, any and all activities permissible under such Transferred agreement, subject only to Section 5(H) below.

(B)After the Closing Date, with respect to those ENSPIRIT Disclosed Agreements that are not Transferred as of the Closing Date, and excluding those ENSPIRIT Disclosed Agreements that OGX has elected not to have Transferred as detailed in Schedule 4(A), Teva shall: (i) continue to use its reasonable best efforts [*] to Transfer such ENSPIRIT Disclosed Agreements, (ii) use its reasonable best efforts to ensure that the terms and conditions of such ENSPIRIT Disclosed Agreements do not change materially in the process of Transfer, and (iii) during the Transfer Period, [*] and otherwise in accordance with the terms of this Agreement; provided, however, that (x) in connection with such Transfer to OGX in accordance with the above, [*] nothing herein shall be construed as obligating Teva to breach any provisions of an ENSPIRIT Disclosed Agreement or require Teva to assign an ENSPIRIT Disclosed Agreement that, by its terms, is not assignable in the absence of the applicable third party’s consent. If Teva is unable to Transfer any ENSPIRIT Disclosed Agreement as contemplated above within the Transfer Period, then thereafter Teva shall be entitled to terminate such ENSPIRIT Disclosed Agreement in whole or in part as promptly as practicable according to the terms of such agreement, and OGX shall have no responsibility for any costs to terminate such agreement. During the Transfer Period, in order to effectively replicate Transfer of the ENSPIRIT Disclosed Agreements to OGX and to give OGX the commercial benefits thereof, and in accordance with Section 4(E) below, OGX shall be responsible for payment of all expenses that become due under such ENSPIRIT Disclosed Agreements. As set forth in Section 3(B)(ii) above, such expenses shall be paid to Teva from the OGX Hold-Back Amount to the extent there are sufficient funds available. To the extent such expenses exceed the remaining OGX Hold-Back Amount, then OGX shall pay to Teva the amount representing the difference between the amount owing by OGX and the remaining

*Confidential Treatment Requested.

Execution VersionCONFIDENTIAL

OGX Hold-Back Amount. Without limiting the foregoing, in the event of any material change of an ENSPIRIT Disclosed Agreement in the process of Transfer, OGX reserves the right to refuse the Transfer of the applicable ENSPIRIT Disclosed Agreement, in which case Teva shall be entitled to terminate such ENSPIRIT Disclosed Agreement, and OGX shall have no responsibility for any costs to terminate such agreement.

(C)In the event that, after the Closing Date, Teva or OGX discovers any additional (i) historical third-party agreements not identified on Schedule 4(A), which agreement is in full force and effect and is used to conduct the ENSPIRIT study at the time of such discovery and was not provided to OGX prior to the Closing Date (collectively, “Newly Discovered Agreements”) and/or (ii) exhibits, schedules, and work orders associated with the ENSPIRIT Disclosed Agreements which are in full force and effect and are used to conduct the ENSPIRIT study at the time of such discovery and were not provided to OGX prior to the Closing Date (collectively, “Newly Discovered Exhibits”), then the Party discovering the Newly Discovered Agreement or the Newly Discovered Exhibits shall immediately notify the other Party and provide to such Party, or instruct the third party to provide to the other Party, the agreement and any exhibits, schedules and works orders associated with the agreement. The rights and obligations of Teva and OGX as set forth in Section 4(B) above shall apply to such Newly Discovered Agreements and/or Newly Discovered Exhibits except that (x) OGX shall pay the first One Hundred Thousand U.S. Dollars (USD $100,000) in the aggregate post-January 1, 2015 expenses invoiced under Newly Discovered Agreements and/or under Newly Discovered Exhibits and (y) Teva is responsible for and will pay any such post-January 1, 2015 expenses in excess of One Hundred Thousand U.S. Dollars (USD $100,000) in the aggregate. If OGX is not billed directly for the expenses described in item (x) above then, as set forth in Section 3(B)(iii) above, such expenses shall be paid to Teva from the OGX Hold-Back Amount if there are sufficient funds available. To the extent the amount payable by OGX as described in item (x) exceeds the remaining OGX Hold-Back Amount, then the amount representing the difference between the amount owing by OGX under item (x) and the remaining OGX Hold-Back Amount shall be paid to Teva by OGX.

(D)Except as provided in Sections 4(B) and 4(C) above, Teva shall not terminate or amend any (i) ENSPIRIT Disclosed Agreement that has been transferred or is to be Transferred to OGX after the Closing Date, (ii) Newly Discovered Agreement for which OGX has submitted a written request for Transfer after OGX has been notified of such Newly Discovered Agreement, or (iii) Other Agreement set forth in Schedule 4(G) as such agreements in items (i) – (iii) relate to the Licensed Compound, the Licensed Product or the ENSPIRIT study.

(E)Except as specifically provided in Section 4(B), Section 4(C) and Section 9, OGX shall pay, and agrees to fully indemnify and hold Teva harmless for (i) any and all third-party expenses related to the Licensed Compound and the Licensed Product incurred in 2015 and thereafter, and (ii) any and all expenses incurred by Teva in recovering such expenses from OGX. OGX’s payment obligations set forth in this Section 4(E) apply regardless of whether a counterparty to any third-party agreement invoices or demands such payment from

*Confidential Treatment Requested.

Execution VersionCONFIDENTIAL

Teva following Transfer of such agreement to OGX. Except as specifically provided in Section 9 below, Teva shall pay, and agrees to fully indemnify and hold OGX harmless for (i) all expenses related to the Licensed Compound and/or the Licensed Product that are incurred pursuant to the Collaboration and License Agreement through December 31, 2014 (excluding expenses incurred prior to December 20, 2009 and expenses for which OGX was responsible under the Collaboration and License Agreement) and (ii) any and all expenses incurred by OGX in recovering such expenses from Teva. Teva’s payment obligations set forth in this Section 4(E) apply regardless of whether a counterparty to any third-party agreement invoices or demands payment from OGX following Transfer of such agreement to OGX or whether invoices are received in 2015 for services rendered in 2014. For clarity, [*] Licensed Compound and/or the Licensed Product except as specifically provided in Section 3(B)(v)-(vi) and Section 5(D)-(E) of this Agreement and Teva shall not be responsible for nor pay any of OGX’s internal expenses related to the Licensed Compound and/or the Licensed Product after January 1, 2015. Expenses incurred will be calculated on an accrual basis, consistent with Teva’s current practice for calculation of development expenses for the ENSPIRIT study, which practice is to accrue for work performed (e.g., expenses are incurred in 2014 for drugs and services actually provided in 2014). For example (and without limitation on other examples), Teva will remain responsible for:

(i)milestone payments, if any, payable after December 31, 2014 for which services have been provided (or, if partially provided, on a pro rata basis), on or before December 31, 2014, and

(ii)patient visits or other activities occurring on or before December 31, 2014 that are billed at a later date. For clarity, if a patient is halfway through treatment as of December 31, 2014, only the cost of services and drugs provided in 2014 would accrue in 2014.

After the Closing Date, OGX shall submit to Teva invoices for third-party expenses related to the ENSPIRIT and AFFINITY studies incurred through December 31, 2014 and billed to OGX. Teva shall pay such invoices pursuant to the terms of its contract with the applicable third party.

(F)OGX shall be entitled to participate in all material discussions between Teva and third parties to an ENSPIRIT Disclosed Agreement, Newly Discovered Agreement, or Other Agreement (as hereinafter defined) concerning the Transfer to OGX of such agreement or work plans related thereto, provided that the relevant third party consents in writing to OGX’s participation. Following Transfer of an ENSPIRIT Disclosed Agreement, Newly Discovered Agreement, or Other Agreement to OGX, no material discussions regarding OGX-011 (as defined in the Collaboration and License Agreement) and/or any pharmaceutical or medicinal preparation incorporating OGX-011 (the “OGX-011 Product”) shall occur between Teva and the applicable counterparty without the consent of OGX, which consent shall not be unreasonably withheld.

(G)Attached hereto as Schedule 4(G) is a list of relevant third-party agreements and work orders related to the research, development, marketing or

*Confidential Treatment Requested.

Execution VersionCONFIDENTIAL

commercialization of the Licensed Compound or the Licensed Product (the “Other Agreements”) that are in addition to those set forth in Schedule 4(A). Teva represents and warrants that (i) the agreements on Schedule 4(G) are historical third-party agreements to which Teva or its Affiliates are a party that are used for the ongoing research, development, marketing or commercialization of the Licensed Compound and/or the Licensed Product, and (ii) to the best of Teva’s knowledge, OGX has been provided with copies of all such historical third-party agreements, including all exhibits, schedules, and related work orders. Pursuant to OGX’s request, Teva undertakes to use its Commercially Reasonable Efforts to Transfer the Other Agreements [*] to OGX. In accordance with OGX’s obligations in Section 4(E) above and without limiting such obligations, following Transfer of the Other Agreements to OGX, Teva shall have no further responsibility to OGX with respect to such Agreements.

5.	Further Actions.

(A)On the Closing Date or as soon as practicable thereafter (or later period as may be indicated for any subsection below), Teva shall: (i) [*] submit or cause to be submitted to the applicable Regulatory Authorities appropriate documentation authorizing and evidencing the transfer of ownership from Teva to OGX of the studies set forth on Schedule 5(A)(i) (the “Covered Studies”) for which Teva is the study sponsor as of the Closing Date, (ii) otherwise take action within its control to transfer or cause to be transferred to OGX, all regulatory filings, protocol amendments, approvals and applications, as well as protocol sign-offs and approvals, relating to the Covered Studies, including all investigational new drug applications (“INDs”), Clinical Trials Authorization Applications (“CTAs”) and all regulatory approvals, drug approval applications and all related documentation and information (collectively the “Regulatory Filings”), and (iii) timely issue or cause to be issued any reasonable instruction letters to trial sites, DSMB members, and/or third-party service providers solely related to the transfer of the Covered Studies as reasonably requested and prepared by OGX. [*]

(B)As soon as practicable following the completion of the activities set forth in Section 5(A)(i), OGX shall (i) for all countries, submit or cause to be submitted to the applicable Regulatory Authorities appropriate documentation confirming that it accepts the transfer of ownership of the Covered Studies transferred by Teva. As soon as practicable following the completion of the activities set forth in Section 5(A)(ii), OGX shall otherwise take action within its control to accept transfer of the Regulatory Filings. OGX shall provide all cooperation that is reasonably required to enable Teva to perform its obligations under Section 5(A) above.

(C)On the Closing Date (or later period as may be indicated for any subsection below), Teva shall:

i.To the extent not previously provided, deliver and assign (or return) to OGX complete copies of any and all INDs, CTAs, regulatory approvals, drug approval applications, all other regulatory documents and any other regulatory filings or submissions made, filed, or drafted (whether or not complete, and including NDA drafts) for OGX-011 and/or the OGX-011 Product by Teva, its Affiliates or their respective designees; and

*Confidential Treatment Requested.

Execution VersionCONFIDENTIAL

ii.Deliver and assign (or return) to OGX complete copies of any and all research data, pharmacology data, preclinical data, clinical data, CMC data, marketing and promotional materials (including the video for the mechanism of action), reports (including market reports), or records in Teva’s or its Affiliates’ possession or control that relate primarily to the Licensed Compound or the Licensed Product.

iii.Deliver to OGX within [*] following the Closing Date, the items set forth in Schedule 5(C).

Notwithstanding the foregoing, for items under this Section 5(C) that are in the possession of contractors, agents or service providers of Teva and/or its Affiliates with whom Teva has an ongoing contractual relationship, [*].  Any and all documents described in subsections [*]. Any documents provided pursuant to subsections (i) –(ii) above shall be provided in the form they exist as of the Closing Date and Teva shall have no obligation to further revise or format documents. OGX shall pay all third-party expenses associated with performance of the actions described in this Section 5(C). If such expenses are not billed directly to OGX then, as set forth in Section 3(B)(iv) above, such expenses shall be paid to Teva from the OGX Hold-Back Amount if there are sufficient funds available. To the extent such expenses exceed the remaining OGX Hold-Back Amount, then OGX shall pay to Teva the amount representing the difference between the amount owing by OGX and the remaining OGX Hold-Back Amount.

(D)

i.For a period not to exceed [*] following the Closing Date (the “Pharmacovigilance Transition Period”), [*] to perform on [*] for the [*] of [*] pursuant to the terms of [*]. The [*] and [*] as used in this [*] have the [*] in the [*]. [*] shall include: [*] and [*] of the [*] and [*] of the [*] to the [*] as per [*] and [*] and [*] of the [*]. Responsibility for all other pharmacovigilance activities shall be transferred to OGX on the Closing Date, and responsibility for the [*] described in this Section 5(D)(i) shall be transferred to OGX at the end of the Pharmacovigilance Transition Period or such earlier time as agreed by the Parties.

ii.The Parties agree that the term of the Pharmacovigilance Agreement as it relates solely to the performance of the [*] described in Section 5(D)(i) above shall be extended through the Pharmacovigilance Transition Period, and that during the Pharmacovigilance Transition Period, the point of contact for OGX for receipt of Adverse Event and Serious Adverse Event reports, shall be [*]. In the event that Teva becomes aware of Adverse Event or Serious Adverse Event reports after the end of the Pharmacovigilance Transition Period, the OGX point of contact for notification shall be [*], or such other individual as OGX shall identify by written notice to Teva. The Parties also agree that the Pharmacovigilance Agreement shall be deemed amended by this Section 5(D) and that in the event of a conflict between the terms of this Agreement and the Pharmacovigilance Agreement as amended by this Section 5(D), this Agreement shall control.

iii.Teva shall perform the pharmacovigilance activities described in this Section 5(D) for the benefit of OGX and at Teva’s expense for a period of no more than [*] after the Closing Date. Any such pharmacovigilance activities performed more than

*Confidential Treatment Requested.

Execution VersionCONFIDENTIAL

[*] after the Closing Date shall be performed at OGX’s expense at a fixed cost of [*]. As set forth in Section 3(B)(v), such amounts shall be paid to Teva from the OGX Hold-Back Amount if there are sufficient funds available and to the extent such amounts exceed the remaining OGX Hold-Back Amount, then OGX shall pay to Teva the amount representing the difference between the amount owing by OGX and the remaining OGX Hold-Back Amount.

iv.During the Pharmacovigilance Transition Period, the Parties will cooperate reasonably to allow for the transfer of the [*] pharmacovigilance responsibilities described in Section 5(D)(i) from Teva to OGX, or to the third party designated by OGX, prior to the end of the Pharmacovigilance Transition Period. OGX shall pay Teva’s out of pocket costs (but not internal FTE expenses) associated with such transfer. As set forth in Section 3(B)(v), such costs shall be paid to Teva from the OGX Hold-Back Amount if there are sufficient funds available and to the extent such costs exceed the remaining OGX Hold-Back Amount, then OGX shall pay to Teva the amount representing the difference between the amount owing by OGX and the remaining OGX Hold-Back Amount.

(E)On the Closing Date, OGX shall take responsibility for all Chemistry Manufacturing and Control activities and bio-analytical testing of clinical materials relating to OGX-011 and/or the OGX-011 Product (collectively the “CMC Activities”) and Teva shall have no further responsibility for such CMC Activities, except as follows:

i.The Parties acknowledge that [*] for [*] performed by [*]. Accordingly, no later than [*] Teva shall, [*] provide full and complete [*] which have been [*]. Teva shall, [*] provide full and complete [*] of any [*] promptly following [*]. Teva hereby represents and warrants to OGX that it shall [*] for such period of time that is [*]. Teva shall [*] as required or requested [*].

ii.Teva shall, [*], and within [*] following the Closing Date, complete [*] that are produced as of [*]. [*] shall also complete [*] additional [*] for a period not to exceed [*] following the Closing Date. Teva shall charge OGX [*] for completing such [*]. As set forth in Section 3(B)(vi), such amounts shall be paid to Teva from the OGX Hold-Back Amount if there are sufficient funds available and, to the extent such amounts exceed the remaining OGX Hold-Back Amount, then OGX shall pay to Teva the amount representing the difference between the amount owing by OGX and the remaining OGX Hold- Back Amount. Except as explicitly stated in this section, OGX shall be responsible for all [*] after the Closing Date.

iii.Teva shall complete, [*], all [*] prior to January 1, 2015. Teva shall also complete, if requested by OGX, at a rate of [*]. As set forth in Section 3(B)(vi), amounts charged for such [*] shall be paid to Teva from the OGX Hold-Back Amount if there are sufficient funds available. To the extent such amounts exceed the remaining OGX Hold-Back Amount, then OGX shall pay to Teva the amount representing the difference between the amount owing by OGX and the remaining OGX Hold-Back Amount. [*]. Teva shall provide OGX with all [*] no more than [*] after completion of the report. Teva’s obligations regarding [*] described in this section are contingent on OGX providing Teva with an [*] prior to Closing.

*Confidential Treatment Requested.

Execution VersionCONFIDENTIAL

iv.Teva shall continue to have the obligations set forth in Section 5(G).

(F)On the Closing Date, OGX shall assume all responsibility for [*]. Teva has provided or made available to OGX [*] which has been [*] in the form of [*] and [*] related to such [*]. Teva has provided [*] related to the [*] without any [*]. Subject to Section 5(G) [*] to provide any [*] with respect to the [*] provided to [*] will respond to [*] regarding such programs [*].

(G)The Parties acknowledge that [*] provide under [*]. Notwithstanding the foregoing, [*] provide copies of [*] as necessary to support any regulatory audit, submission or approval reasonably requested by OGX. Teva further agrees that it shall, at OGX’s expense, make available Teva’s employees, agents, contractors and/or facilities as reasonably requested by OGX, upon reasonable notice and for a reasonable period of time, to support any such audit, submission or approval.

(H)The Parties acknowledge that OGX wishes to amend the protocol for the ENSPIRIT study as set forth on Exhibit 5(H) (the “ENSPIRIT Protocol Amendment”) [*]. The Parties further acknowledge that [*] may be [*] after the [*] will not be immediately [*] as the [*] after the [*] take the [*].  Accordingly, the Parties agree that:

i.[*] to submit the [*] the same [*] and as [*] and any other [*] to the applicable [*] of the [*]. As used in this Agreement [*] shall mean [*] as described in [*]. In those [*] where applicable [*] do not [*] to be [*] while another [*] is [*] or cause such [*] to be [*] or instruct [*] and any other required [*] has been [*] in the [*] where no [*] for a [*] only after [*] without a [*] by such [*] and

ii.If the [*] and the [*] into a [*] and [*] the same [*] and

iii.OGX shall bear all responsibilities and costs associated with the submission of the ENSPIRIT Protocol Amendment, including (a) drafting the ENSPIRIT Protocol Amendment, arranging for submission of the ENSPIRIT Protocol Amendment, and submitting appropriate letters to IRBs, and (b) responding to questions from Regulatory Authorities regarding the ENSPIRIT Protocol Amendment. Notwithstanding the foregoing, until such time as OGX becomes the ENSPIRIT study sponsor on a country-by-country basis, Teva will forward all questions from Regulatory Authorities to OGX for response and Teva reserves the right to review and comment on any communications with Regulatory Authorities concerning the ENSPIRIT Protocol Amendment. [*] immediately upon OGX becoming the sponsor of the ENSPIRIT study on a country-by-country basis. For clarity, and in accordance with its responsibilities under Section 4(E) above, OGX shall be responsible for all costs associated with the conduct of the ENSPIRIT study after the Closing Date, including any wind-down costs for the ENSPIRIT study if the ENSPIRIT study is terminated or suspended before OGX is approved as the ENSPIRIT study sponsor.

iv.OGX shall not terminate or in any way impose a termination of

*Confidential Treatment Requested.

Execution VersionCONFIDENTIAL

the ENSPIRIT study prior to such time as OGX is approved as the sponsor for the study in all jurisdictions. For the avoidance of doubt, Teva will terminate the ENSPIRIT study prior to such time as OGX becomes the sponsor of the study in all jurisdictions only in the event that (i) the DSMB or any Regulatory Authority determines that OGX-011 in its then current formulation, dosage form or dose level is unsafe or (ii) the DSMB confirms a finding of futility following a futility analysis performed in accordance with a valid ENSPIRIT protocol. In the event that OGX has not become the ENSPIRIT study sponsor in any jurisdiction [*] after the ENSPIRIT Sponsorship Amendment has been submitted in such jurisdiction, Teva will consider in good faith any proposal from OGX to further amend the ENSPIRIT study protocol or terminate the ENSPIRIT study. In considering any such [*] without [*] best practices in the [*]and its [*].

v.In the United States, OGX may submit, [*] the ENSPIRIT Protocol Amendment at any time after it becomes the ENSPIRIT study sponsor in the United States.

vi.[*] have no [*] for the [*] of the [*] nothing in [*] shall permit [*] other than [*] contained in [*] prior to such [*] as set forth in this paragraph 5(H) [*] in [*] on the [*].

(I)The Parties acknowledge that, subject only to Section 5(H) and Section 4, Teva shall have no right to direct or comment on any development activities by or on behalf of OGX, its Affiliates, or sublicensees, of any Licensed Compound and/or the Licensed Product.

6.Opportunity to Conduct Due Diligence. OGX acknowledges that it has had the opportunity to (i) conduct the due diligence it requested concerning Teva’s conduct of the ENSPIRIT study, including due diligence concerning the ENSPIRIT Disclosed Agreements listed on Schedule 4(A), and (ii) have its questions answered satisfactorily.

7.Transfer of Materials in Teva’s Possession or Control. Within [*] after receiving all necessary [*] shall arrange for [*] of all [*] set forth [*] to the [*] specified in [*] associated with the [*] of the [*]. As set forth in Section 3(B)(vii), such [*] expenses shall be paid to Teva from the OGX Hold-Back Amount if there are sufficient funds available and, to the extent such expenses exceed the remaining OGX Hold-Back Amount, then OGX shall pay to Teva the amount representing the difference between the amount owing by OGX and the remaining OGX Hold-Back Amount.

(A)All [*] in Teva’s and its Affiliates’ possession or control, including [*] under the control of Teva and its Affiliates, as set forth in Schedule 7; and

(B)All [*] Teva’s and its Affiliates’ possession or control, including [*] under the control of Teva and its Affiliates, as set forth in Schedule 7; and

(C)Documentation associated with the items identified in Section 7(A) above (including any [*]); and

*Confidential Treatment Requested.

Execution VersionCONFIDENTIAL

(D)	[*] and

(E)All [*] in Teva’s possession at the Closing Date.

If OGX does not accept shipment of any of the above materials within [*] of the Closing Date, Teva has the right to destroy such materials following notice to OGX.

8.Releases. Effective upon the Funding and in consideration of the Advanced Reimbursement Amount and the other agreements and obligations referenced herein, and other good and valuable consideration, OGX, on its own behalf and on behalf of any and all parent corporations, subsidiaries, affiliates, predecessors, successors, assigns, officers, directors, employees, attorneys, shareholders, and agents, and Teva, on its own behalf and on behalf of any and all parent corporations, subsidiaries, affiliates, predecessors, successors, assigns, officers, directors, employees, attorneys, shareholders, and agents, do hereby mutually remise, release, covenant not to sue and forever discharge each other (and their agents and assigns) from and against all manner of actions, causes of action, suits, debts, accounts, promises, warranties, damages (including consequential or punitive damages), agreements, costs, interest, expenses, premiums, deductibles, claims or demands whatsoever, whether in law, equity, restitution or otherwise, in any jurisdiction (including but not limited to any rights, claims, or causes of action available by virtue of any statute or law in Canada or the United States), whether past, present or future, presently known or unknown, suspected or unsuspected, contractual or extra-contractual, asserted or unasserted, whether concealed or hidden, with respect to any and all past, present or future claims of any type whatsoever that they ever had, now have, or hereafter may have against each other based upon, arising out of, in connection with, in consequence of, or in any way involving, arising under, relating to or in connection with the Collaboration and License Agreement or the development or commercialization of OGX-011 and/or the OGX-011 Product (collectively, the “Released Claims”). Notwithstanding the foregoing, the Released Claims do not include, impair, or affect any of the Parties’ rights, obligations, or claims under this Agreement, including indemnification rights pursuant to Section 9 below.

9.	Indemnification.

(A)OGX shall defend, indemnify, and hold Teva and its Affiliates harmless against all suits, claims, actions, demands, complaints, lawsuits or other proceedings that are brought by a third party, including a current or former patient in the relevant studies, and including any patient product liability claims (collectively, “Third-Party Claims”) attributable to (i) the development (including in connection with any clinical study) and commercialization of OGX-011 and/or the OGX-011 Product after the Closing Date (which will exclude any development of OGX-011 and/or the OGX-011 Product conducted by or on behalf of Teva prior to the Closing Date); (ii) the development (including in connection with any clinical study) and commercialization of OGX-011 and/or the OGX-011 Product by or on behalf of OGX prior to December 20, 2009; or (iii) the development and commercialization of OGX-011 and/or the OGX-011 Product by or on behalf of OGX in connection with the AFFINITY study prior to the Closing Date.

*Confidential Treatment Requested.

Execution VersionCONFIDENTIAL

(B)Without limiting OGX’s indemnification obligations in Section 9(A), OGX shall defend, indemnify, and hold Teva and its Affiliates harmless against any Third-Party Claims attributable to the conduct of the ENSPIRIT study between the Closing Date and, on a country-by-country basis, the later to occur of (i) the date when OGX is approved as the ENSPIRIT study sponsor by each relevant Regulatory Authority or (ii) the date when the applicable clinical trial agreements and letters of indemnification have been amended or re- issued to reflect OGX’s sponsorship of the ENSPIRIT study. As set forth in Section 3(B)(viii), any and all amounts for which OGX is required to indemnify Teva pursuant to Section 9(B) shall be paid to Teva from the OGX Hold-Back Amount to the extent there are sufficient funds available. To the extent these amounts exceed the remaining OGX Hold-Back Amount, then OGX shall pay to Teva the amount representing the difference between the amount owing by OGX and the remaining OGX Hold-Back Amount. In addition, if Teva or its Affiliates assert a claim for indemnity under this Section 9(B), Teva shall be entitled to reserve funds in the amount of such claim in the OGX Hold-Back Amount pending final determination of such claim. Such reserved funds shall not be deemed part of the “remaining Hold-Back Amount” and shall not revert to OGX on the timeline contemplated in Section 3(A).

(C)Teva shall defend, indemnify, and hold OGX and its Affiliates harmless against any Third-Party Claims attributable to the development (including in connection with any clinical study other than the AFFINITY study) of OGX-011 and/or the OGX-011 Product prior to the Closing Date (which will exclude any development and commercialization of OGX-011 and/or the OGX-011 Product conducted by or on behalf of OGX, including (i) prior to December 20, 2009, (ii) in connection with the AFFINITY study, and (iii) after the Closing Date).

(D)No Party or its Affiliates shall be entitled to indemnification for any Third- Party Claim that is attributable to that Party’s or its Affiliate’s negligence, recklessness or wilful misconduct.

(E)Teva and OGX each represents and warrants that, to the best of its knowledge, as of the date of this Agreement [*].

(F)Each Party shall promptly notify the other Party in writing of any Third- Party Claim upon which such Party intends to base a request for indemnification under Section 9(A)-(C). Concurrent with the provision of notice pursuant to this Section 9(F), the Party claiming indemnity under this Section 9 or its Affiliate (the “Indemnified Party”) shall provide to the Party from whom indemnity is being sought (the “Indemnifying Party”) copies of any complaint, summons, subpoena or other court filings or correspondence related to such Third- Party Claim and will give such other information with respect thereto as the Indemnifying Party shall reasonably request. The Indemnifying Party and Indemnified Party shall meet to discuss how to respond to such Third-Party Claim. Failure to provide prompt notice shall not relieve an Indemnifying Party of the duty to defend or indemnify unless such failure materially prejudices the defense of any matter. Each Party agrees that it will take reasonable steps to minimize the burdens of the litigation on witnesses and on the ongoing business of Teva and OGX or their Affiliates, including making reasonable accommodations to witnesses’ schedules when possible

*Confidential Treatment Requested.

Execution VersionCONFIDENTIAL

and seeking appropriate protective orders limiting the duration and/or location of depositions.

(G)Should the Indemnifying Party dispute that any Third-Party Claim or portion of a Third-Party Claim (“Disputed Claim”) of which it receives notice pursuant to Section 9(F), is an indemnified Third-Party Claim, it shall so notify the other Party providing written notice in sufficient time to permit such other Party or its Affiliate to retain counsel and timely appear, answer and/or move in any such action. In such event, such other Party or its Affiliate shall defend against such Third-Party Claim; provided, however, that the Indemnified Party shall not settle any Third-Party Claim which it contends is an indemnified Third-Party Claim without providing the Indemnifying Party [*] notice prior to any such settlement and an opportunity to assume the defense and indemnification of such Third-Party Claim pursuant to this Agreement. If it is determined that a Disputed Claim is subject to indemnification, the Indemnifying Party will reimburse the costs and expenses, including reasonable attorneys’ fees, of the Indemnified Party.

(H)The Indemnifying Party shall have the sole authority to settle any Third- Party Claim without the consent of the Indemnified Party, provided, however, that an Indemnifying Party shall not, without the written consent of the Indemnified Party, as part of any settlement or compromise (i) admit to liability on the part of the Indemnified Party; (ii) agree to an injunction against the Indemnified Party; or (iii) settle any matter in a manner that separately apportions fault to the Indemnified Party. The Parties further agree that as part of the settlement of any Third-Party Claim, the Indemnifying Party shall obtain a full, complete and unconditional release from the claimant on behalf of the Indemnified Party.

10.	Intellectual Property Matters.

(A)As used in this Agreement, “Assigned Patents” means (i) [*]; (ii) any national, regional and international patents and pending patent applications corresponding to any of the foregoing patent applications identified in subpart (i); (iii) all patent applications filed from the foregoing patent applications identified in subpart (i) and (ii), including divisionals, continuations, continuations-in-part, and continued prosecution applications; (iv) any and all patents that have issued, or in the future issue, from the foregoing patent applications identified in subparts (i), (ii) and (iii); and (v) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any patent term extensions or supplementary protection certificates and the like) of the foregoing patents or patent applications ((i), (ii), (iii) and (iv)).

(B)As of the Closing Date, all rights and licenses granted or assigned by OGX to Teva under the Collaboration and License Agreement shall immediately cease and terminate and revert exclusively to OGX with no rights retained by Teva for any purposes whatsoever.

(C)On or before the Closing Date, Teva shall, at its expense, take all required actions to effect [*] and any associated non- US patent families related thereto (collectively, the [*]), which actions shall consist of [*]. [*] that it will take [*] with respect to the [*] other than [*]. For clarity [*]. Also pursuant to [*] any activities related to the [*] of the [*] of the [*]

*Confidential Treatment Requested.

Execution VersionCONFIDENTIAL

of which will be [*] to take the [*] in this [*] has delivered [*] to the [*].

(D)As of the Closing Date, Teva hereby sells, assigns, transfers and conveys to OGX all right, title and interest Teva and its Affiliates have in and to the Assigned Patents, including any inventions claimed in the Assigned Patents, and the right to recover for past, present or future infringement of the Assigned Patents, with no rights retained by Teva for any purposes whatsoever. On the Closing Date, Teva shall execute for the benefit of OGX any assignment documents which are necessary and required for submission to patent offices in any country to evidence the assignment of Assigned Patents to OGX. The assignment document to be submitted to the U.S. Patent and Trademark Office shall be in the form attached hereto as Exhibit 10(D)-1, it being understood and agreed by Teva and OGX that any execution of such form assignment remains subject to the terms and conditions of this Agreement. On the Closing Date, Teva shall also execute for the benefit of OGX a Notice of Sale and Assignment for each [*]. At OGX’s request, on or prior to the Closing Date, Teva shall prepare any other assignment documents reasonably requested by OGX to reflect the assignment of the Assigned Patents [*]. While Teva agrees to provide the assignment documents to OGX on the Closing Date, OGX will have the sole responsibility to submit such documents to a governmental agency or authority in any country to evidence the foregoing assignment, including the recordation of such assignments with a country’s patent office, and will be solely responsible for all official and/or governmental fees associated therewith.

(E)To Teva’s knowledge, as of the Closing Date, neither Teva nor any of its Affiliates (or any third party engaged by Teva or its Affiliates to provide services within the scope of the Collaboration and License Agreement) have discovered, made, first conceived, reduced to practice, or generated under the Collaboration and License Agreement any inventions specifically related to [*] each as [*] thereof or [*] which are not [*] in either the [*] or the [*]. Without limiting the foregoing, Teva represents and warrants that, as of the Closing Date, neither it nor any of its Affiliates have any pending patent applications in any jurisdiction specifically related to [*] to and [*] of the [*] which shall have [*] other than the Assigned Patents and the Abandoned Patents. [*] that it will [*] or any [*], and further agrees to assign, and does hereby assign, to OGX all right, title and interest to any patent claims or applications filed [*] and to any patents arising from such filed claims or applications; provided that, for clarity, the foregoing warranty shall not prevent Teva from filing patent applications related to [*].

(F)Teva, on behalf of itself and its Affiliates, hereby grants to OGX and its Affiliates (i) a perpetual, non-revocable, non-terminable, worldwide, exclusive (except as to Teva and its Affiliates), non-assignable (except as set forth in Section 29), royalty-free and fully paid-up license, with the right to sublicense through multiple tiers, under any intellectual property that [*] to activities [*] of the [*] of the [*] and/or [*] and (ii) a perpetual, non-revocable, non-terminable, worldwide, non-exclusive, non-assignable (except as set forth in Section 29), royalty-free and fully paid-up license, with the right to sublicense through multiple tiers, under any intellectual property owned by or licensed to [*] now or hereafter (but excluding the [*] Intellectual Property), to develop, make, have made, use, import, offer to sell, sell, and/or commercialize [*] that are the [*] of the [*] for the [*] or the [*] or caused to be [*] or its [*] to such [*] of such [*] in the [*] resulting from the [*] provided, however,

*Confidential Treatment Requested.

Execution VersionCONFIDENTIAL

that [*] that are the [*] to be [*]. Items (i) and (ii) above shall be collectively referred to herein as the “License.”  As used in this Agreement:

i.“Covered Compound” means (a) OGX-011, or (b) [*], and is claimed or covered by the OGX Patents or Assigned Patents (as defined in Section 10(G)), and all pharmaceutically acceptable salts, hydrates, solvents, metabolites, enantiomers, amides, prodrugs and esters thereof,

ii.“Covered Product” means a Product containing a Covered Compound as an active pharmaceutical ingredient.

For clarity, Teva Intellectual Property shall not include (a) any rights granted or assigned by OGX to Teva under the Collaboration and License Agreement (which shall revert exclusively to OGX as set forth in Section 10(B)), or (b) any Assigned Patents; and upon execution of this Agreement, Teva and/or its Affiliates shall retain no rights for any purposes whatsoever with respect to (a) and (b).

(G)As used in this Agreement, “OGX Patents” shall mean the Patent Rights specifically set forth in Schedule 10(G) hereto (the “OGX Patents”). Neither Teva nor any of its Affiliates’ employees, agents, contractors (or other persons acting under or pursuant to its or their authority) directly or indirectly will [*] or request for [*] with respect to [*] of any [*] with respect to [*] or [*] in this [*] or this [*] with respect to [*].

(H)To Teva’s knowledge, as of the Closing Date, neither Teva nor any of its Affiliates is developing or commercializing (i) [*] for the [*] or any [*] for the [*] as its [*] or (ii) [*] or any [*] as its [*].

(I)Teva represents and warrants and covenants to OGX that, to the best of Teva’s knowledge, between the Effective Date of the Collaboration and License Agreement (i.e., December 20, 2009) and the Closing Date (i) the [*] were not [*] to any [*] or [*] of the [*] of any of the [*] and (ii) [*] in respect of the [*].

11.Patent Prosecution and Enforcement. The Parties acknowledge that Teva has been solely responsible for the prosecution and maintenance of the Assigned Patents, the [*] and the OGX Patents. But as of the Closing Date, without limiting Teva’s obligations under Sections 10(C) and 10(D), following assignment of the Assigned Patents and [*] at OGX’s request as set forth above, Teva will not take any further actions related to the prosecution, maintenance, or enforcement of any Assigned Patents, [*] or OGX Patents, and OGX will be solely responsible for all costs and actions whatsoever arising thereafter related to the ownership, prosecution, maintenance and enforcement of the Assigned Patents and OGX Patents. For further clarity, following the Closing Date, OGX and its Affiliates shall have the sole right and authority to prosecute, maintain and enforce the Assigned Patents and OGX Patents in their discretion.

12.	Trademark and Domain Rights.

*Confidential Treatment Requested.

Execution VersionCONFIDENTIAL

(A)The Parties acknowledge that Teva has been involved in the filing, prosecution and maintenance of certain trademark registrations (the “Project Trademarks”) and domain name registrations (the “Project Domain Names”) for the OGX-011 project. [*] Teva assign to OGX [*] of the Project Trademarks along with their associated Project Domain Names, as well as all Project Domain Names containing the term “custirsen” (the “Assigned Trademarks”), each as set forth on Schedule 12. On the Closing Date and for a period of [*] thereafter, Teva shall execute, at OGX’s request and for the benefit of OGX, any assignment documents prepared by or on behalf of OGX, which are necessary and required for submission to a governmental agency or authority in any country to evidence the assignment of the Assigned Trademarks to OGX. OGX agrees that the assignment document prepared for any Assigned Trademarks will include all pending applications and registrations for such trademark, as well as all domain name registrations related to such trademark. While Teva agrees to execute the assignment documents for OGX as set forth in this Section 12(A), OGX will have the sole responsibility (i) for any outside counsel costs associated with the preparation of such assignment documents, (ii) to submit such documents to a governmental agency or authority in any country to evidence the foregoing assignment, and (iii) for all official and/or governmental fees associated therewith.

(B)To the extent OGX requests any additional activities by Teva related to the Assigned Trademarks [*] after the Closing Date, Teva may in its discretion agree to perform such activities, solely at the expense of OGX.

13.Copyrights. To the extent Teva and/or its Affiliates own or control any copyrights related to or otherwise covering materials transferred to OGX pursuant to this Agreement related to the Licensed Compound and/or the Licensed Product (including content in marketing), Teva hereby sells, assigns, transfers and conveys to OGX all right, title and interest Teva and its Affiliates have in and to such copyrights, and Teva shall execute for the benefit of OGX any assignment document prepared by or for OGX which is necessary and required for submission to a governmental agency or authority in any country to evidence the assignment of the foregoing copyrights to OGX.

14.Disclaimer. Except as expressly provided in this Agreement, (i) the Assigned Patents, Assigned Trademarks, and OGX Patents are provided “AS IS” to OGX; (ii), Teva makes no warranties whatsoever regarding the Assigned Patents, Assigned Trademarks, or OGX Patents; and (iii) WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, AND EXCEPT AS OTHERWISE SET OUT HEREIN, THERE ARE NO OTHER WARRANTIES PROVIDED BY TEVA, EXPRESS OR IMPLIED, AND NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A WARRANTY OR REPRESENTATION OF ANY KIND OR NATURE BY TEVA AS TO THE VALIDITY, ENFORCEABILITY, SCOPE OR SUITABILITY FOR ANY PURPOSE OF ANY OF THE ASSIGNED PATENTS, OGX PATENTS OR ASSIGNED TRADEMARKS; THE MERCHANTABILITY OF THE INVENTIONS CLAIMED IN SUCH ASSIGNED PATENTS OR OGX PATENTS; A WARRANTY OR REPRESENTATION THAT ANYTHING MADE, USED, SOLD, OR OTHERWISE DISPOSED OF UNDER ANY OF THE ASSIGNED PATENTS OR OGX PATENTS OR ASSIGNED TRADEMARKS IS OR WILL BE FREE FROM

*Confidential Treatment Requested.

Execution VersionCONFIDENTIAL

INFRINGEMENT OF PATENTS OR OTHER INTELLECTUAL PROPERTY OF THIRD PARTIES; OR GRANTING BY IMPLICATION, ESTOPPEL, OR OTHERWISE ANY LICENSES OR RIGHTS UNDER ANY PATENTS OR OTHER INTELLECTUAL PROPERTY OWNED OR CONTROLLED BY TEVA OR ITS AFFILIATES OTHER THAN THE ASSIGNED PATENTS OR OGX PATENTS OR ASSIGNED TRADEMARKS EXPRESSLY DEFINED IN THIS AGREEMENT.

15.Authority. Each Party to this Agreement represents and warrants that the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder will not conflict with or cause a breach under any agreement to which it is a party or by which its assets may be bound; and that each Party signing this Agreement has the power and authority, and has taken all necessary corporate actions, to enter into this Agreement and bind the person or entity on whose behalf it is signing (as well as any subsidiaries) and to carry out its obligations hereunder.

16.Notice. Any notices, correspondence, or any other communication between the Parties in the course of implementation of this Agreement shall be in writing and sent by facsimile, email, or by mail to any representative designated by the Party which is to receive such written communication.

If to OGX to:

ONCOGENEX TECHNOLOGIES, INC.

400-1001 West Broadway Vancouver, British Columbia, Canada V6H 4B1

Attention:  [*]
Fax No.: [*]

Email address:  [*]

If to Teva to:

TEVA PHARMACEUTICAL INDUSTRIES LTD.

5 Basel Street

P.O. Box 3190 Petah Tiqva 49131 Israel

Attention:  General Counsel

Email address:  [*]

17.Prevailing Party. In the event an action is commenced to enforce any of the provisions of this Agreement or to obtain declaratory relief in connection with any of its provisions, the prevailing Party shall be entitled to an award of its reasonable attorneys’ fees, interest, costs and expenses, including expert fees, in addition to any other relief to which such Party may be entitled under New York law.

18.Governing Law. The interpretation, construction, and performance of this Agreement, and the rights and remedies of the Parties hereunder, shall be governed by the laws

*Confidential Treatment Requested.

Execution VersionCONFIDENTIAL

of the State of New York, without regard to conflicts of law rules or principles.

19.Venue. Exclusive venue for any dispute relating to this Agreement shall lie in New York and any claim relating to this Agreement shall be brought solely and exclusively in a state or federal court in New York County, New York.

20.Waiver of Jury Trial. The Parties to this Agreement hereby waive trial by jury in any action, proceeding suit, counterclaim, cross-claim or third-party claim brought by any of the Parties hereto on any matters whatsoever arising out of or in any way related to or connected with this Agreement.

21.Presumption. The Parties agree that this Agreement was drafted jointly by the Parties, and each Party and its legal counsel have had a sufficient opportunity to review this Agreement. No presumption shall arise regarding this Agreement based on the identity of the drafter.

22.Acknowledgment.  Each Party to this Agreement represents and warrants that (a) it has read this Agreement; (b) it has made such investigation of the matters pertaining to this Agreement as it deems necessary and finds the terms of this Agreement to be satisfactory; (c) it understands all of this Agreement’s terms; (d) it has negotiated and executed this Agreement freely, voluntarily and without coercion, at arm’s length, and with full knowledge of its significance and the legal consequences thereof; and (e) it has been represented by counsel and has had an adequate opportunity to review and consider the terms of this Agreement. The Parties waive all rights to challenge the validity or enforceability of this Agreement.

23.Final Agreement and Amendment. This Agreement constitutes the final agreement between the Parties, and contains all of the final covenants, terms, and conditions agreed upon by the Parties to this Agreement. Each Party declares and represents that no oral understandings, statements, promises, or inducements contrary to the terms of this Agreement exist, and that that Party did not rely on any oral understandings, statements, promises, or inducements in deciding to enter into this Agreement. This Agreement can only be amended in writing by signature of all of the Parties hereto.

24.Cooperation. The Parties agree to cooperate fully to execute any and all necessary supplementary documents and to take all additional steps or actions, including but not limited to execute such other instruments, assignment and documents, which may be necessary or appropriate to give full force and effect to the terms and intent of this Agreement.

25.No Admissions. Nothing contained herein shall be deemed an admission, including of any misconduct or any wrongdoing, by any Party. This Agreement is a settlement and cannot be used by either Party in any litigation, save for a dispute arising from a Party’s failure to discharge its obligations under this Agreement.

26.Interpretation. The various headings of this Agreement are inserted for convenience only and shall not affect the interpretation of this Agreement. All references to

*Confidential Treatment Requested.

Execution VersionCONFIDENTIAL

“including” shall mean “including without limitation.”

27.Waiver. Any waiver by any Party of any provision of this Agreement shall not operate as or be construed to be a waiver of any breach of that provision or of any breach of any provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

28.Severability. If a court of competent jurisdiction holds that any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect, and if a court of competent jurisdiction holds that any provision is inapplicable to any party or circumstance, it shall nevertheless remain applicable to all other parties and circumstances.

29.	Successors and Assigns; After-acquired Affiliates; Future Partners.

(A)This Agreement shall inure to the benefit of and be binding on the Parties’ successors and permitted assigns. OGX may not assign or otherwise transfer this Agreement without the prior written consent of Teva, which consent shall not be unreasonably withheld. Notwithstanding the above, OGX may assign this Agreement without consent to an Affiliate, or subject to Section 29(B) in case of merger, acquisition or sale of all or substantially all of the assets to which this Agreement relates, provided that in each case OGX shall remain responsible for its payment obligations hereunder, as well as the indemnity obligations set forth in Section 9.

(B)[*].

(C)[*].

(D)In the event [*] of the [*] of a [*] that the [*] an [*] any of the [*] without [*] any [*] in the [*] of such [*]

Any proposed assignment which is inconsistent with the assignment language in this Section 29 shall be null and void.

30.Insurance. Each Party currently has comprehensive general liability insurance and clinical trials insurance with reasonable limits of at least [*] obtained from reputable and financially secure insurance carriers having a minimum A.M. Best rating (or equivalent) of A-. Teva maintains the right to fulfill these obligations through the purchase of insurance, through self-insurance (including direct risk retention), or through a combination of both approaches. Each party shall ensure continuity of coverage for claims which may be presented during the [*] period following the Closing Date. Each Party will furnish to the other Party, on request, certificates of insurance evidencing the minimum required insurance, including notice of cancellation to be provided in accordance with the terms of the insurance policies.

*Confidential Treatment Requested.

Execution VersionCONFIDENTIAL

31.Compliance with Laws. Each Party will, and will ensure that its Affiliates and sublicensees (as applicable) will, comply with all relevant laws and regulations in exercising its rights and fulfilling its obligations under this Agreement.

32.Counterparts. This Agreement may be executed by the Parties in one or more facsimile or PDF counterparts and such facsimile or PDF counterparts shall each be deemed an original signature for all purposes including interpretation under governing law.

33.Non-Disparagement. The Parties agree not to make any disparaging or negative statements to any third parties about the termination of the Collaboration and License Agreement and/or the [*] except for (a) information that has already been disclosed publicly and (b) good faith responses to any inquiries under oath or in response to governmental inquiry.

34.	Confidentiality.

(A)Teva and its Affiliates shall keep in strict confidence any non-public information regarding OGX-011 and/or the OGX-011 Product in Teva’s and its Affiliates’ possession or control as of the Closing Date, including any Teva Know-How solely related to OGX-011 and/or the OGX-011 Product and/or OGX Know-How, other than Teva Confidential Information (collectively, “Product Confidential Information”), and, further, shall not use for any purpose any OGX Know-How provided by OGX to Teva or its Affiliates under the Collaboration and License Agreement. Without limiting the foregoing, Teva and its Affiliates shall not disclose any Product Confidential Information except to the extent required to be disclosed by laws or court order, provided, that, in each such case prior notice is promptly delivered to OGX in order to provide an opportunity to challenge or limit the disclosure obligation. The foregoing confidentiality requirements shall not apply to information in the public domain or knowledge without breach of this Agreement by Teva. For clarity, as of the Closing Date, all Product Confidential Information shall be deemed OGX’s confidential information, and OGX and its Affiliates shall have all unencumbered right, title and interest to the Product Confidential Information, including the unrestricted right to use and disclose the Product Confidential Information for their respective business purposes.

(B)OGX and its Affiliates shall keep in strict confidence the following materials or information provided by Teva to OGX in connection with the Collaboration and License Agreement or the negotiation of this Agreement (i) any and all information related to Teva’s policies or procedures (including SOPs and audit reports), and (ii) any and all Teva internal financial information (items (i)-(ii), “Teva Confidential Information”). The foregoing confidentiality requirement shall not apply to information in the public domain or knowledge without breach of this Agreement by OGX.

(C)The Parties agree that, other than the December 30, 2014 press release issued by OGX regarding the Parties’ December 29 Agreement, no press releases or public statements (except public statements that are consistent with press releases previously approved by Teva) concerning the Collaboration and License Agreement, including its termination, will be issued by OGX or Teva without first obtaining the prior written approval of the other Party,

*Confidential Treatment Requested.

Execution VersionCONFIDENTIAL

not to be unreasonably withheld. Without limiting the generality of the foregoing, following the Closing Date, the Parties agree that OGX will issue the press release attached as Schedule 34(C).

(D)Save for the above referenced press releases, the Parties agree that they shall keep confidential and shall not disclose to any third party any terms of this Agreement (as distinct from this Agreement’s existence), the details of any negotiations between the Parties in connection with this Agreement, or the terms or existence of any ENSPIRIT Disclosed Agreements, Newly Discovered Agreements, Newly Discovered Exhibits, and Other Agreements that were provided by Teva to OGX in connection with the negotiation of this Agreement, except:

i.as required by any law (including applicable securities laws or regulations, and the rules of any securities exchange or similar organization), court order or banking or other regulatory requirements, and/or

ii.as reasonably necessary for proper business purposes, including to a Party’s officers, directors, parent companies, subsidiaries, auditors, regulators, or professional advisors, or, in the case of OGX, sublicensees and their advisors (but in each case under an obligation of confidentiality), and/or

iii.on and after obtaining the written consent of the other Party, and/or

iv.to the extent necessary in any action or proceeding commenced in respect of a default under this Agreement; and

in each such case to the minimum extent so required or necessary and after conferring with the other Party.

IN WITNESS THEREOF, the Parties hereto have caused this Agreement to be duly executed as of April 24, 2015.

[Signature Page Follows]

*Confidential Treatment Requested.

Execution VersionCONFIDENTIAL

Executed By:

ONCOGENEX TECHNOLOGIES INC.

By:/s/ Scott Cormack

Name:Scott Cormack

Title:President & CEO

TEVA PHARMACEUTICAL INDUSTRIES LTD.

By:/s/ Jon Isaacsohn, MD, FACC

Name: Jon Isaacsohn, MD, FACC

Title: Chief Medical Officer

TEVA PHARMACEUTICAL INDUSTRIES LTD.

By: /s/ Brian E. Shanahan

Name:Brian E. Shanahan

Title:Deputy General Counsel

Execution VersionCONFIDENTIAL

Exhibits and Schedules List:

Schedule 4(A) – [*]

Schedule 4(G) – [*]

Schedule 5(A)(i) – [*]

Schedule 5(C) – [*]

Exhibit 5(H) – [*]

Schedule 7 – [*]

Exhibit 10(D)-1 – [*]

Exhibit 10(D)-2 – [*]

Schedule 10(G) – [*]

Schedule 12 – [*]

Schedule 34(C) – OGX press release

*Confidential Treatment Requested.

Execution VersionCONFIDENTIAL

Schedule 4(A)

[*]

*Confidential Treatment Requested.

Execution VersionCONFIDENTIAL

Schedule 4(G)

[*]

*Confidential Treatment Requested.

Execution VersionCONFIDENTIAL

Schedule 5(A)(i)

[*]

*Confidential Treatment Requested.

Execution VersionCONFIDENTIAL

Schedule 5(C)

[*]

*Confidential Treatment Requested.

Execution VersionCONFIDENTIAL

Exhibit 5(H)

[*]

*Confidential Treatment Requested.

Execution VersionCONFIDENTIAL

Schedule 7

[*]

*Confidential Treatment Requested.

Execution VersionCONFIDENTIAL

Exhibit 10(D)-1

[*]

*Confidential Treatment Requested.

Execution VersionCONFIDENTIAL

Exhibit 10(D)-2

[*]

*Confidential Treatment Requested.

Execution VersionCONFIDENTIAL

Schedule 10(G)

[*]

*Confidential Treatment Requested.

Execution VersionCONFIDENTIAL

Schedule 12

[*]

*Confidential Treatment Requested.

Schedule 34(C)

OncoGenex Regains Rights to Custirsen from Teva

BOTHELL Wash. and VANCOUVER, British Columbia, April 27, 2015 – OncoGenex Pharmaceuticals, Inc. (NASDAQ: OGXI) today announced that its wholly owned subsidiary, OncoGenex Technologies Inc., executed a termination agreement with Teva Pharmaceuticals Ltd. (NYSE: TEVA) under which OncoGenex will regain rights to custirsen, an investigational compound currently in Phase 3 clinical development as a treatment for prostate and lung cancers. This transfer of rights occurs in connection with the termination of the 2009 collaboration agreement between OncoGenex and Teva.

“OncoGenex is excited to move forward with the clinical investigation of custirsen in patients with advanced cancers who desperately need new treatment options,” said Scott Cormack, President and CEO of OncoGenex. “The finalization of this agreement gives OncoGenex control of custirsen’s development, including the ability to move forward with plans to modify the ENSPIRIT trial design and statistical analysis plan to enable the trial to continue with fewer patients, increased confidence in success and shorter time to regulatory submission.”

The agreement between the two parties to terminate the collaboration includes a $23.2 million payment from Teva.

This payment reflects a $27 million advance reimbursement amount less $0.8 million for expenses incurred by Teva in 2015 prior to the termination date as well as a $3 million holdback amount that may be used to settle additional expenses incurred by Teva related to the continued development of custirsen as well as certain indemnity claims. One half of the then remaining balance of the holdback amount will be released to OncoGenex in October 2015, with a further half of the then remaining amount paid in January 2016. Any final remaining amount will be released in April 2016.

In addition, OncoGenex will take over responsibility for all custirsen expenses, including those related to the ENSPIRIT trial, as well as manufacturing and regulatory activities for custirsen programs that were previously managed by Teva.

The company recently reported that as of December 31, 2014, it had $47.1 million in cash, cash equivalents and short-term investments, excluding the advance reimbursement payment from Teva. OncoGenex expects that the $23.2 million payment from Teva and the Company’s current resources should enable the completion of the AFFINITY trial through data readout in late 2015 or early 2016, allow for the continuation of the ENSPIRIT trial through the second interim futility analysis expected in mid-2015, and facilitate the achievement of key apatorsen clinical milestones, such as the completion of patient enrollment in the Borealis-2™ trial and final data from the Spruce™ and Rainier™ clinical trials.

Additional terms of the agreement with Teva can be found in the Company’s Current Report on Form 8-K filed today and available at http://ir.oncogenex.com.

About Custirsen

Custirsen is an experimental drug that is designed to block the production of the protein clusterin, which may play a fundamental role in cancer cell survival and treatment resistance. Clusterin is upregulated in tumor cells in response to treatment interventions such as chemotherapy, hormone ablation and radiation therapy and has been found to be overexpressed in a number of cancers, including prostate, lung, breast and bladder. Increased clusterin production has been linked to faster rates of cancer progression, treatment resistance and shorter survival duration. By inhibiting clusterin, custirsen is designed to alter tumor dynamics, slowing tumor growth and resistance to partner treatments, so that the benefits of therapy, including survival, may be extended.

About OncoGenex

OncoGenex is a biopharmaceutical company committed to the development and commercialization of new therapies that address treatment resistance in cancer patients. OncoGenex has a diverse oncology pipeline, with each product candidate having a distinct mechanism of action and representing a unique opportunity for cancer drug development. Custirsen is currently in Phase 3 clinical development as a treatment in men with metastatic castrate-resistant prostate cancer and in patients with advanced, unresectable non-small cell lung cancer. Apatorsen is in Phase 2 clinical development and OGX-225 is currently in pre-clinical development. More information is available at www.OncoGenex.com and at the company’s Twitter account:  https://twitter.com/OncoGenex_IR.

OncoGenex’ Forward Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding our anticipated product development activities, such as expected clinical trial completion, statements regarding the potential benefits and potential development of our product candidates and statements regarding our expected financial results, expected cash resources and expected cash requirements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, including, among others, the risk that we will not receive some or all of the $3 million holdback under the termination agreement with Teva, the risk that the ENSPIRIT trial will be terminated prior to completion, either due to an interim finding of futility or due to us having insufficient funds to complete the study, the risk that we are unable to successfully complete other clinical trials or otherwise develop successful product candidates as and when expected, if at all, the risk that our product candidates do not demonstrate the hypothesized or expected benefits, the risk that new developments in the rapidly evolving cancer therapy landscape require changes in our clinical trial plans or limit the potential benefits of our product, the risk that our cash resources are insufficient to fund our planned activities for the time period expected and the other factors described in our risk factors set forth in our filings with the Securities and Exchange Commission from time to time, including the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

Borealis-2™, Rainier™ and Spruce™ are registered trademarks of OncoGenex Pharmaceuticals, Inc.